CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in this Registration Statement of our report, dated January 25, 1995, on the consolidated financial statements of FB&T Financial Corporation ("Corporation") as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, which report is included in the Corporation's 1994 Annual Report to Shareholders. We also consent to the reference made to us under the caption "Experts" in the Proxy Statement/Prospectus consisting a part of this Registration Statement.

                                          /s/ Thompson, Greenspon & Co., P.C.
                                              Thompson, Greenspon & Co., P.C.
Fairfax, Virginia
January 19, 1996